An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Circular filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular may be obtained.

PART II – PRELIMINARY OFFERING CIRCULAR

29 Court Drive, Shrewsbury, NJ 07702

Phone: (732) 704-4941 Date: July 10, 2018

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A

Minimum Offering Amount (shares)	500,000 shares of Common Stock par value $.0001
Minimum Offering Amount (dollars)	$500,000
Maximum Offering Amount (shares)	10,000,000 shares of Common Stock par value $.0001
Maximum Offering Amount (dollars)	$10,000,000
Offering Price	$1 Per Share
Minimum Purchase	$1,000 (1,000 shares)

	Price to public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per Share:	$1	$0.00	$10,000,000	$0.00
Total: [1]	$10,000,000	$0.00	$10,000,000	$0.00

1 The Company will pay all expenses associated with the offering which are estimated at $10,000 - 20,000. The Company will accept U.S. dollars (USD), Bitcoin (BTC) and Ethereum (ETH) in payment for shares in the Company.

Vermundi Inc. is an emerging growth company incorporated in the State of Delaware on November 27, 2017 as a for profit corporation with a fiscal year end date of December 31 - (Verum Mundi is Latin for Real World). The Company’s core business is the development of private blockchain/distributed ledger technology for integration with the legacy accounting systems of financial and non-financial businesses, entities and organizations (collectively ‘firms’). This Offering is being conducted on a “Best Efforts” basis. Please see Part II Item 14 “Securities Being Offered” beginning on page 22 within this Offering Circular for the disclosure of the securities being offered. The proposed sale to the public shall commence within 2 days following the date this Offering Circular is qualified by the Securities and Exchange Commission. The Offering will close upon the earlier of (1) the sale of 10,000,000 shares of Common Stock, (2) one year from the date this Offering is qualified by the Securities and Exchange Commission, or (3) when the Board of Directors decides that it is in our best interest to terminate the Offering.

You should carefully read this entire Offering Circular, including the section entitled “Risk Factors” before buying any Common Shares. A summary of Risk Factors is available in Item 3 “Summary and Risk Factors” of this Offering Circular beginning on page 3. Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Item 2. Table of Contents

Item 3. Summary and Risk Factors

Summary

Vermundi Inc. is an emerging growth company incorporated in the State of Delaware on November 27, 2017 as a for profit corporation with a fiscal year end date of December 31 (Verum Mundi is Latin for Real World). The Company’s core business is the development of private blockchain/distributed ledger technology for integration with the legacy accounting systems of financial and non-financial businesses, entities and organizations (collectively ‘firms’). The Company is expected to commence the first integration of its technology in September 2018. Unless we state otherwise, the terms “we,” “us,” “our,” “Company,” “management,” or similar terms collectively refer to Vermundi Inc., a Delaware corporation.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

Table 1

Summary of The Offering

Securities being offered by Vermundi Inc.	10,000,000 shares of Common Stock par value $.0001
Offering price per share	$1 per share
Number of Common Shares issued and outstanding before the Offering	90,000,000
Number of Common Shares issued and outstanding after the Offering	100,000,000
Minimum number of Common Shares to be sold in this Offering	500,000
Market for the Common Shares

1.    There is no public market for our Common Stock.

2.    We may not be able to meet the requirements for a public listing or quotation of our Common Stock. Further, even if our Common Stock is quoted or granted a listing, a market for the Common Stock may not develop.

3.    The offering price for the shares will remain $1 per share for the duration of the Offering.

Use of proceeds from this Offering of Common Stock	The Company intends to use the proceeds from this Offering to execute the Company’s vision and business plan.
Termination of the Offering	This Offering will terminate upon the earlier to occur of (i) 365 days after this Offering Circular becomes qualified by the Securities and Exchange Commission, or (ii) the date on which all 10,000,000 shares of Common Stock qualified hereunder for sale to the public have been sold or (iii) the Board of Directors determines that it is in the best interest of the Company to terminate the offering.
Terms of the Offering	This Offering is being conducted on a BEST EFFORTS basis.

Risks Factors

1.	Emerging Growth Company: The Company has only a limited history upon which an evaluation of its prospects and future performance can be made. Furthermore, past performance of any Director, Officer or Key Employee in any similar venture is no assurance of future success. There is a possibility that the Company could sustain losses in the future or fail to even operate profitably.

2.	The Digital/Crypto Market is a Developing Market: The digital/crypto market is a new market. The market is rapidly developing but there is no guarantee that this market will continue to develop or sustain current levels of interest going forward. The demand for the Company’s products and services depends on our customers’ continued demand for digital/crypto products and services in general.

3.	The Crypto-regulatory Environment is Subject to Change: Today’s regulations vary significantly across jurisdictions. Even within jurisdictions, there are different interpretations of regulations by different regulatory bodies. The Company understands the regulations as they currently stand and has a plan to operate in compliance with today’s regulations. However, failure to comply with existing and future regulatory requirements could adversely affect the Company’s results of operations and financial condition.

4.	There is No Public Market for our Common Stock: The Company intends to seek a quotation or listing for our Common Stock. However, we may not be able to meet the requirement for a quotation or listing of our Common Stock. Further, even if our Common Stock is quoted or granted a listing, a liquid market for the Common Stock may not develop.

5.	There is Significant Volatility in the Exchange Rate of Cryptocurrency to the U.S. dollar: Increased volatility in the exchange rate of the U.S. dollar and other foreign currencies to cryptocurrencies could have a material adverse effect on our business results and thereby adversely affect our results of operations and financial condition.

6.	Partnerships with Regulated Entities are Critical: The Company’s business is complex and depends on maintaining good relationships with partners who operate in the highly regulated US capital markets. We are dependent on key personnel who are knowledgeable and experienced concerning the constraints under which our partners must operate.

7.	Concentration of Shareholders: After the Offering is complete, even if all the shares offered are sold, a significant percentage of the shares outstanding will be held by very few shareholders. The founder and CEO, Gregory Shinnick, through his holding company, will own over 50% of the common stock (1 vote per share) of the company. Mr. Shinnick will have significant control over the direction and decisions of the Company.

8.	Our Auditor has issued a “Going Concern” Opinion: The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. Even if we raise funds through this Offering, we may not accurately anticipate how quickly we may use the funds and if it is sufficient to get the business to profitability.

Item 4. Dilution

The price of the current offering of Common Stock is fixed at $1 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly because of the Company’s determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Table 2

Dilution

Average Price Per Share

		Shares Issued		Total Consideration
		Number of Shares	Percent	Amount	Percent	Average Price Per Share
Founders		90,000,000	90%	$48,179.48%		$.00054
New Investors		10,000,000	10%	$10,000,000	99.52%	$1
	TOTAL	100,000,000	100%	$10,048,179	100%	$.10048

Table 3

Dilution Per Share

	If 5% of Shares Sold	If 50% of Shares Sold	If 100% of Shares Sold
Price Per Share of this Offering	$1/share	$1/share	$1/share
Book Value Per Share Before Offering	$.00054	$.00054	$.00054
Book Value Per Share After Offering	$.0061	$.0531	$.10048
Increase (Decrease) in Book Value Per Share	$.00556	$.05256	$.09994
Dilution Per Share to New Investors	$.9939	$.9469	$.89952
Dilution Per Share by Percentage	99.39%	94.69%	89.95%

Immediate dilution

The Company has awarded shares to its founders, and early employees in exchange for “sweat equity”, expenses and consulting services. When the Company seeks cash investments from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors which means that the cash value of the new investors’ stake is diluted because each share of the same type is worth the same amount and the new investor paid more for their shares than earlier investors paid for their shares.

Future dilution

Another important way of looking at dilution is that dilution can happen due to future actions by the Company; meaning, an investor’s stake in the Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s members, employees or marketing partners. As a result, if the Company issues more shares, the percentage of the Company that investors own will go down, even though the value of the company may go up. This means investors may own a smaller piece of a larger company.

This increase in number of shares outstanding could result from a stock offering in any form. If the Company decides to issue more shares, an investor could experience value dilution with each share being worth less than before, and control dilution with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share which typically occurs when the Company pays dividends.

It is important that investors realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Item 5. Plan of Distribution

a)	This offering is being done on a ‘BEST EFFORTS’ basis. This offering does not have underwriters. There are NO securities being offered by any brokers or dealers.

b)	There are NO discounts or commissions to be paid to dealers in connection with the sale of the securities.

c)	There are NO selling securityholders in this offering.

d)	There is NO minimum raise amount. All proceeds from the sale of the securities will be retained by the Company.

e)	The Company does NOT expect any material delays in receiving the proceeds from the sale of the securities.

The shares of Common Stock are being offered directly by the Company to investors. The Company is offering the Common Stock on a ‘BEST EFFORTS’ basis: this means that the Company will use its best efforts to sell the Common Stock to investors. The Company may NOT sell all or any of the Common Stock offered. We shall only deliver our Subscription Documents upon request after a potential investor has an opportunity to review this Offering Circular.

The Company will provide certain technology and administrative services in connection with the offering by which subscribers may receive, review, execute and deliver subscription agreements electronically.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. The Company’s goal is to decide on each complete subscription application within 7 days after receipt. The Company is accepting U.S dollars (USD), Bitcoin (BTC) and Ethereum (ETH) in payment for shares. The Company has established a ‘minimum raise threshold’ for this offering of USD $500,000 (500,000 shares). Therefore, the Company is evaluating third-party, escrow agents who have the capability to escrow USD, BTC and ETH We will return all U.S. dollars promptly from rejected subscriptions to you without interest and without deduction. The third-party escrow agent will be selected prior to the qualification of this offering by the SEC. The final process and associated fee schedule (for the return of BTC and ETH) and the details for the Company’s third-party escrow agent will be promulgated via the Company’s website which will be accessible by the public no later than 2 days following the qualification of this offering by the SEC.

Acceptance of Subscriptions. The Company’s goal is to decide on each complete subscription application within 7 days after receipt. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. The Company has established a ‘minimum raise threshold’ for this offering of USD $500,000 (500,000 shares) and will accept U.S dollars (USD), Bitcoin (BTC) and Ethereum (ETH) in payment for shares. Therefore, the Company is evaluating third-party escrow agents who have the capability to escrow USD, BTC and ETH. The third-party escrow agent will be selected prior to the qualification of this offering by the SEC. The details for the Company’s third-party escrow agent will be promulgated via the Company’s website which will be accessible by the public no later than 2 days following the qualification of this offering by the SEC. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable. All funds used to pay for subscriptions will be held in the third-party escrow account until the ‘minimum raise threshold’ is met. Once the ‘minimum raise threshold’ is met, the escrow agent will send this money to the Company. The escrow agent will send additional money, over and above the ‘minimum raise threshold’ money, to the Company as closings occur. The final process for determining the U.S. dollar ‘purchasing power’ of BTC and ETH will be promulgated by the Company and its escrow agent via the Company’s website which will be accessible by the public no later than 2 days following the qualification of this offering by the SEC. The process, at a minimum, will set a standard for the U.S. dollar ‘purchasing power’ of

BTC and ETH which will include: the day when the value will be set - the ‘value day’, the period during the ‘value day’ when the price of BTC and ETH will be observed – the ‘value period’, and the sources where BTC and ETH prices are observed during the ‘value period’ – the ‘value sources’.

Procedures for Subscribing.

If you decide to subscribe for Offering Shares in this offering, you should, go to the Company’s website: www.vermundi.com which will be accessible by the public no later than 2 days following the qualification of this offering by the SEC, click on the “Invest Now” button and follow the procedures as described:

(i) electronically receive, review, execute and deliver to us a subscription agreement; and

(ii) deliver payment in U.S. dollars (USD), Bitcoin (BTC) or Ethereum (ETH) as promulgated by the Company’s escrow agent who will be selected prior to the qualification of this offering by the SEC.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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Item 6. Use of Proceeds by Issuer

The Company intends to use the net proceeds from the sale of its Common Stock to execute its business plan. The plan, at its core, is to provide firms with private blockchain/digital ledger technology which does not require any capital investment, which integrates easily with their existing systems, and which will allow these firms to deliver digital financial products to a wider audience as described in Item 7 “Description of Business” beginning on page 9 within this Offering Circular.

Although the Company does not currently plan to change the allocation of the Use of Proceeds as described in the following table, the Company reserves the right to change the Use of Proceeds in the following description as the Company believes warranted.

Table 4

Use of Proceeds 1

Total Shares of Common Stock Offered: 10,000,000

Max Proceeds from Offering: $10,000,000

	If 5% of Shares Sold	If 50% of Shares Sold	If 100% of Shares Sold
Length of Operations	3 Months	6 months	12 months

GROSS PROCEEDS	$500,000	$5,000,000	$10,000,000

OFFERING EXPENSES
Accounting Fees	$5,000	$5,000	$5,000
Other Fees	$10,000	$10,000	$10,000
SUB TOTAL	$15,000	$15,000	$15,000

OPERATING EXPENSES
General & Administrative	$10,000	$125,000	$250,000
Management Salaries	$30,000	$225,000	$550,000
Key Employee Salaries	$30,000	$225,000	$494,000
Other Employee Salaries/Wages	$0	$390,000	$1,170,000
Technology Development & Deployment	$50,000	$1,000,000	$1,500,000
Marketing & Sales	$25,000	$400,000	$600,000
Regulatory & Legal	$25,000	$100,000	$300,000

TOTAL EXPENSES	$185,000	$2,480,000	$4,879,000

1 See the accompanying notes to the Use of Proceeds Table. The Company is paying the Offering Expenses with existing funds.

Notes to the Use of Proceeds Table

1.	The Company will attempt to raise a maximum of $10,000,000 from this Offering. The Company believes that these funds will be sufficient to sustain the Company through 24 months of operations without having to raise additional capital during this period. For example, at the end of 12 months, the Company’s cash position is expected to be ~ $5 million (if all 10,000,000 (TEN MILLION) qualified shares are sold in this Offering). This money will be used over the ensuing 12 months (months 13-24) to continue executing the Company’s business plan. The information provided is an estimate based on our current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another category, and we will have broad discretion in doing so.

2.	No funds from this Offering will be used to compensate or otherwise make payments to officers or directors of the issuer or any of its subsidiaries outside of the normal course of business. An example of a ‘normal course of business’ expenditure would be a salary paid to an officer of the Company in return for employment with the Company.

3.	This Offering is being done on a BEST EFFORTS basis. If all the securities being qualified are not sold, the Company expects to reduce its operating expenses. ‘Marketing & Sales’ and ‘Technology Development & Deployment’ are expected to be the largest expenses and are expected to be variable to a large extent. The more money we raise, the more aggressive we will be in pursuing these efforts.

4.	The Company’s plan for ‘Use of Proceeds’ is designed to support the Company’s ‘Plan of Operations’. The Company believes the ‘Use of Proceeds’ is consistent with the Company’s ‘Plan of Operations’. Please review Item 9. Management’s Discussion and Analysis of Financial Condition beginning on page 18 within this Offering Circular.

5.	The Company does not have any debt, nor does it have any current plans to use any of the proceeds from this Offering to acquire assets outside the ordinary course of business.

Item 7. Description of Business

The Company

Vermundi Inc. is an emerging growth company incorporated in the State of Delaware on November 27, 2017 as a for profit corporation with a fiscal year end date of December 31 (Verum Mundi is Latin for Real World). The Company’s core business is the development of private blockchain/distributed ledger technology for integration with the legacy accounting systems of financial and non-financial businesses, entities and organizations (collectively ‘firms’). The Company expects to commence the first integration of its technology in September 2018.

Problem: Many firms lack the necessary tools to participate in the rapidly developing crypto-economy.

Solution: Provide firms with private blockchain/digital ledger technology which requires little to no capital investment, which integrates easily with their existing systems, and which will allow these firms to deliver digital financial products to a wider audience.

Value Required

Firms need new technology which will enable them to service more people, more securely and more cheaply. Firms have barriers to access and cost to deliver hurdles which include:

A.	Total Cost to Service (TCS). It is expensive for firms to acquire and service new customers. As a result, the wealthier end of the spectrum is targeted leaving many consumers underserved.

B.	Transactional Cost of Ownership (TCO). Too often, transaction costs are linked to the value being transferred and not to the actual cost of transferring the value, or a minimum use fee is set which precludes lower value transactions.

It is not enough to just connect with more people; the products offered to those people must be clearly understood and offer more stability:

C.	Store of Value Confusion (SVC). Most consumers do not understand what drives the value of cryptocurrencies and new crypto-assets. This lack of understanding combined with weak liquidity encourages skepticism and uncertainty which inhibits widespread adoption.
D.	Unit of Account Volatility (UAV). The price action of many cryptocurrencies and new crypto-assets is like a rollercoaster ride and many consumers and businesses are reluctant to enter into commercial contracts or transactions where they could look very foolish only moments later.

How It Works: The First Integration of the Company’s Technology

In September 2018, the Company expects to commence the first integration its technology with the following types of firms: a trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution and a common trust. The common trust is an unincorporated association and it will be separate and distinct from the trust company or a similar type of institution and the Company. Following the completion of the first integration, the trust company or a similar type of institution will continue to provide custody and/or depositary services to the common trust while adding digital oversight. The common trust will continue to provide enhanced security for the assets of its Beneficial Owners while adding significant capacity to scale.

Common Trust:

●	will be a perpetual trust is a master trust with series and will allow the following asset classes:

○	U.S. dollars

○	U.S. government securities

○	Registered U.S. securities

●	will be governed by a master trust agreement

●	Beneficial Owners of the common trust will have a percentage (%) claim to the assets secured in the common trust which will be represented by the digital records/tokens they will hold in their digital wallets

●	a trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution will provide custody and depositary services to the common trust.

●	will conduct its business in accordance with US tax law as delineated by the Internal Revenue Code of the United States

After the Company’s technology is integrated with the common trust and the trust company or a similar type of institution, the common trust will have two methods for monitoring its status (“where are the tokens now?”) and its activity (“where did the tokens move from?”). The two methods will be:

1.	the legacy accounting system of the trust company or a similar type of institution and

2.	the private blockchain/distributed ledger technology provided by the Company.

“How It Works” continued and simple flow diagram:

1.	Only Beneficial Owners of the common trust will be able to place assets in the common trust.
2.	assets in the common trust are referred to as Beneficial Interests; Beneficial Owners of the common trust have Beneficial Interests in the common trust.
3.	The Company’s technology is based on the Ethereum blockchain and the ERC20 ‘smart token’.
4.	The Company will provide the common trust (and future firms) with the technology and the support for the registration and the setup of digital wallets, the generation and tracking of digital records/tokens, and ‘proof of reserve’.
5.	The Company’s technology will generate the digital record of the Beneficial Interest in the form of an ERC20 token and will deliver the record to the digital wallet of the Beneficial Owner who placed the assets in the common trust.

6.	In addition to a standard digital wallet, Beneficial Owners will have a ‘cold wallet’ for the offline storage of their tokens.
7.	Digital tokens will be generated on a 1:1 basis (a ‘unit basis’). For example:
	a.	one (1) U.S. dollar will be represented by one (1) digital token of the Digital U.S. dollar series (dUSD),
	b.	one (1) share (in the case of an equity security) of a registered U.S. security will be represented by one (1) digital token of the Digital registered U.S. securities series (dUSS) and
	c.	one (1) standard unit of a U.S. government security will be represented by one (1) digital token of the Digital U.S. government securities series (dUSG).
8.	Beneficial Owners will be able to:
	a.	place U.S. dollars in the common trust in whole or fractional units (‘cents’ or 1/100th of a dollar),
	b.	remove U.S. dollars from Common Trust in whole or fractional units (‘cents’ or 1/100th of a dollar),
	c.	transfer ERC20 tokens representing the Digital U.S. dollar series (dUSD) in whole or fractional units to the digital wallets of other Beneficial Owners;
	d.	place registered U.S. securities in the common trust in whole units,
	e.	remove registered U.S. securities from the common trust in whole units,
	f.	transfer ERC20 tokens representing the Digital registered U.S. securities series (dUSS) in whole or fractional units to the digital wallets of other Beneficial Owners, and
	g.	place U.S. government securities in the common trust in whole units,
	h.	remove
	i.	transfer ERC20 tokens representing the Digital U.S. government securities series (dUSG) in whole or fractional units to the digital wallets of other Beneficial Owners.
9.	Only Beneficial Owners will have legal claim to the assets (Beneficial Interests) in the common trust as recorded by the ERC20 tokens they hold in their standard digital wallet and/or their ‘cold wallet’. This level of asset protection is consistent with trust law and exists independent of the Company’s technology.
10.	The Vermundi private blockchain/distributed ledger will track the generation of all digital records/tokens (assets moving into the common trust) and the destruction of all digital records/tokens (assets moving out of the common trust) and all transfers of the digital records/tokens within the common trust (dynamic audit). The Vermundi private blockchain/distributed ledger allows for a substantially greater transfer rate and an historical record separate from the Ethereum public ledger. This provides a level of scalability that is not available in a purely public blockchain environment. The Vermundi private blockchain/distributed ledger will also allow the ‘process stakeholders’ (the trust company or a similar type of institution, the, common trust and the Company) to resolve technical issues in a controlled environment should the need arise. The Company expects to integrate the Vermundi private blockchain ledger with the public Ethereum blockchain ledger in Q418.
11.	The public Ethereum blockchain ledger will provide a second immutable record of trust activity and asset ownership. The status of the common trust which is recorded on a continuous basis by the Vermundi private blockchain will be ‘published’ to the Ethereum public blockchain on an interval basis. The Ethereum public blockchain is effectively recording the status of the common trust ‘in aggregate’.

Value Delivered

The Company’s technology will help firms service more people, more securely and more cheaply. Firms will be able to deliver a new generation of ‘crypto-capable’ products that will have intrinsic value.

A.	TCS and TCO to approach Zero. The trust company or a similar type of institution will charge a minimum monthly fee to the common trust plus a fee based on the value of assets placed in the common trust. This ‘value of assets’ fee will scale down (on a percentage basis) as more assets are placed in the common trust. As the number of Beneficial Owners in the common trust increases, the amount of assets placed in the common trust is expected to grow. An increasing number of Beneficial Owners will share the costs of running the common trust while the ‘value of assets’ fee decreases as a percentage of the assets placed in the common trust. The Company’s private blockchain/distributed ledger technology – utilized by the trust company or a similar type of institution and the common trust – will support an unlimited number of Beneficial Owners.

B.	SVC is Reduced. Digital records/tokens will be generated on a 1:1 basis (a ‘unit basis’) for assets placed in the common trust. Digital records/tokens will be destroyed on a 1:1 basis (a ‘unit basis’) when assets are removed from the common trust. For example, the value of the U.S. dollars which will be placed in the common trust may fluctuate when measured relative to other assets (USD/EUR, USD/JPY, USD/HKD, USD/BTC, USD/ETH etc.) but the common trust’s objective will be to ensure that the number of digital records/tokens in circulation is backed, at a minimum, by the same number of U.S. dollars measured on a 1:1 basis (a ‘unit basis).

C.	UAV Decreases. The value of the assets which will be in the common trust can be volatile, but their volatility is expected to be less than the volatility of cryptocurrencies and crypto-assets. The Company’s technology will enable the common trust (with the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution) to provide new, better, digital assets for businesses and consumers.

Proof of Reserve Process (PORP)

The Company’s technology will maintain indisputable proof of reserves for the dUSD, dUSS and dUSG series. Assets in the common trust will be represented by corresponding digital records in the form of ERC20 tokens which will be held in the digital wallets of the Beneficial Owners of the common trust. All activity within the common trust will be recorded and stored using the Vermundi private blockchain and later (Q418) a combination of the Vermundi private and the public Ethereum blockchain ledgers. The ledger(s) will be dynamic, transparent and immutable. In the first integration of the Company’s technology, the Proof of Reserve Process (PORP) will function as follows:

1.	digital record/token generation will be initiated after assets have been placed in the common trust (via the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution) by a Beneficial Owner of the common trust.

2.	transaction data recorded on the Vermundi private blockchain will be available to internal stakeholders of the common trust, the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution and the Company. Bulk transaction data will be hashed and published to the public Ethereum blockchain and will be accessible to a broader audience via a standard blockchain explorer tool (Q418);

3.	customer data will always be private and will be secured in compliance with the prevailing laws for the privacy of personal data;

4.	regulatory authorities who demonstrate a legitimate requirement to access customer data and have the appropriate legal authorization to access the data will be afforded the opportunity to do so.

Key Technology Relationship

The Company signed a licensing agreement with Fundamental Interactions (FI) for their ‘Neutron Stack’ (now ‘Vermundi Stack’) in March 2018. Fundamental Interactions Inc., founded in 2011, is a leading technology firm that designs high performance multi-asset trading appliance products for enterprise market centers. The FIN (Fundamental Interactions Neutron) product suite brings together a core set of low latency business functions for interoperability, speed and regulatory compliance. This includes market data, pre-trade risk, algorithmic routing, and order crossing. Through Neutron their trading capabilities have expanded to virtual and nano exchanges across distributed ledger technology (DLT) that can support various exchanges, brokers, vendors, and a multitude of professional services.

The Company’s Marketing and Sales Strategy

The Company’s marketing strategy will focus on enterprise adoption of the Company’s technology. The Company will target senior decision makers within organizations who are tasked with generating new revenue, increasing customers and leveraging existing infrastructure. The Company will create a library of suggested use cases/applications for the Company’s technology designed as a ‘jumping off point’ for further discussion within different enterprises. The marketing mediums will include social media outlets (Facebook, Instagram, Reddit, LinkedIn, Slack, Telegram, Twitter etc.), conferences, educational forums, specific thought leaders, web advertising and information provided on the Company’s web site which will be accessible by the public no later than 2 days following the qualification of this offering by the SEC.

The Company’s first revenue streams will come from two sources:

1.	fees from digital wallets:

●	firms who use the Company’s technology will be charged an initial setup fee of $.99 cents per wallet (the ‘cold storage’ wallet is included)
●	the first wallet deployments will be with the Beneficial Owners of the common trust
●	the common trust will use the Company’s technology to register Beneficial Owners and setup their wallet(s).
■	For example, a new Beneficial Owner registers with the common trust and places $100 U.S. dollars in the common trust:
●	the new Beneficial Owner will see 99.01 Digital U.S. dollar series tokens (99.01 dUSD) in their digital wallet
●	the Company will see .99 Digital U.S. dollar series tokens (.99 dUSD) in their digital wallet
2.	fees on assets:
●	the Digital U.S. dollar series (dUSD) will be a non-interest paying series in the common trust (Beneficial Owners do not receive interest)
●	the Digital U.S. dollar series (dUSD) will accrue interest in the common trust
●	this interest will accrue to the benefit of the trustees of the common trust in accordance with the regulations set forth in the U.S. state where the common trust is domiciled
●	the common trust trustees will have full discretion on the allocation of the accrued interest on the Digital U.S. dollar series (dUSD)
●	the common trust trustees will pay a portion of the accrued interest on the Digital U.S. dollar series (dUSD) to the managers of the common trust after the expenses of the common trust are paid
●	This figure will be refined over time as the common trust operations become more predictable, but will be no less than 50% of the accrued interest on the dUSD series after expenses and will paid monthly in arrears
●	the Company will be a manager of the common trust

First Application of the Company’s Technology: Legacy Firms to Launch a Digital U.S. Dollar (dUSD), Digital Registered U.S. Securities (dUSS) and Digital U.S. Government Securities (dUSG)

The Digital U.S. dollar series (dUSD), the Digital registered U.S. securities series (dUSS) and the Digital U.S. government securities series (dUSG) will be the first digital records/tokens representing the Beneficial Interests held by the Beneficial Owners of the common trust. The Company’s technology will make this possible.

Beneficial Owners of the common trust will be able to digitize the assets which they already own (U.S. dollars, the registered U.S. shares of companies like Apple, Inc., Facebook, Netflix, Google (Alphabet) etc. and U.S. treasuries) and increase the velocity at which they can ‘move’ their assets while the cost to ‘move’ those assets will be decreased significantly. Beneficial Owners who receive dUSD, dUSS or dUSG in their digital wallet via a transfer from another Beneficial Owner will be receiving digital records/tokens which will have real value and will be convertible back into the original asset. The Company’s technology is acting as an ultra-fast, low cost payment rail while dynamically verifying the store of value for the digital records/tokens being transferred. The assets in the common trust never move. The only component that moves is the digital record/token (the dUSD, dUSS or dUSG from the digital wallet of one Beneficial Owner to the digital wallet of another Beneficial Owner). The assets will be secured in and remain static in the accounts of the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution.

The Company is taking the path WhatsApp took in ‘chat’. WhatsApp messages had the same ‘look and feel’ of existing text/SMS messages but were delivered via a new path that was more secure and substantially cheaper to use. The Company will work with firms (the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution and the common trust will be the first) to take these already in-demand assets (U.S. dollars, the registered U.S. shares of great companies like Apple, Inc., Facebook, Netflix, Google

(Alphabet) etc. and U.S. treasuries) and make them more liquid and more accessible. The Company’s technology will enable firms to deliver these assets at a lower cost (marginal cost near zero), faster (near-immediate transfer), continuously (24/7/365) and in the right quantity (whole or fractional units).

Users and Use Cases

The Digital U.S. dollar series (dUSD) will benefit many different types of enterprises and the users who rely on their services. Some of these users will be individuals, business entities and non-business entities like:

1.	US consumers and non-US consumers

2.	banked, unbanked and under-banked consumers

3.	merchants (local, national and global), online and bricks & mortar

4.	traditional service providers (local, national and global)

5.	emerging digital service providers

a.	micro-lending

b.	micro-finance

c.	micro-insurance etc.

6.	government and non-governmental organizations (direct payment assistance)

7.	industry and banking – supply chain, trade finance, credit

8.	mobile telco providers

The Competition

Other new market entrants are offering a broad spectrum of services which includes the digitization of different asset classes. Rather than thinking in terms of ‘direct competitors’ i.e. (McDonalds versus Burger King), The Company views the market in terms of ‘system competition’ i.e. ‘new world versus old world’, ‘automobile versus horse & buggy’, ‘digital versus analog’ etc. The Company is in competition with the ‘legacy’ systems used by firms which preclude them from offering a new generation of better, digital financial products to their customers.

For example, a common definition of money is a store of value, a medium of exchange and a unit of account. Electronic legacy system money, when it is moving between locations, is not available as a medium of exchange. Therefore, electronic legacy system money, when it is moving between locations, is not money; it is the ’promise of money’.

The U.S. dollar is the closest instrument available to a global currency. The U.S. dollar has:

●	near-universal acceptance

●	$1,500,000,000,000 (1.5 trillion) physical cash in circulation (with > 50% outside the US)

●	trillions more in ’electronic’, legacy system dollars sitting in depositories around the world.

The term, electronic legacy system dollars, conjures up visions of U.S. dollars waiting patiently in the ’cloud’ ready to spring into action. In practice, an electronic legacy system dollar is a ledger entry that identifies a known quantity of ’stored value’ in a depository institution which is associated with a specific account (person or entity). This stored value becomes ’electronic legacy system money’ when electronic messages are sent between depositories over proprietary networks and request this stored value be moved from its present location to a new location.

Some general rules for electronic legacy system money are:

A.	a depository account is required,

B.	it costs money to move money,

C.	it takes time to move money and

D.	it costs more money to move money faster.

New mobile applications for payment, whether peer-to-peer (P2P), consumer-to-business (C2B) or business-to-business (B2B), are reliant on using existing networks to move electronic legacy system money from location to location. These networks have substantial legacy costs and constraints that cannot be reduced or eliminated with ’slick’ front-ends. Cryptocurrency (over 1,000 cryptocurrencies and ‘alt-coins’) competes in this space. But, after 9 years in the spotlight, with untold billions in free publicity, the total market value of the cryptoverse is < 50% of US physical cash in circulation. During this golden age of ’crypto’, US physical cash in circulation has grown by more than 50% or $600B (> 5x the market capitalization of Bitcoin (BTC)). For now, the verdict is in; global consumers either don’t understand the underlying stores of value for the different cryptocurrencies or they understand them but reject them. If users do not understand or reject a money’s store of value, it has little chance to become a utility for commerce.

The Digital U.S. dollar series (dUSD) in the common trust is a digital U.S. dollar. Digital records/tokens are created on a 1:1 basis (a unit basis) for U.S. dollars placed in the common trust by. Beneficial Owners of the common trust. Beneficial Owners receive the record of their placement in the form of an ERC20 token in their digital wallet(s).

The Company’s technology will enable the common trust with the support of the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution to launch a class of digital assets which will be set apart from the competition by:

●	Stability – dUSD, dUSS and dUSG will be backed by real U.S. assets

●	Frictionless – assets placed in the common trust will not move within the common trust. Legacy ‘pipes’ will not be not required

●	Cost – will be ultra-low cost to spend, send or hold

●	Familiarity and Predictability – there will an easy to understand relationship between the dUSD, dUSS and dUSG tokens in the wallets of Beneficial Owners and the real U.S. assets placed in the common trust which will back the digital tokens

●	Transparency and Security – ‘What is in the jar?’ - all participants will see all U.S. assets in the common trust and all the digital tokens in circulation

●	Proof of Ownership – digital token holders, under trust law, will have legal claim to a percentage of the U.S. dollars in the common trust which will be represented by the dUSD, dUSS and dUSG tokens they will hold in their wallets

●	Proof of Reserve – will be transparent, dynamic and immutable

●	Fungibility – dUSD, dUSS and dUSG digital tokens will be fungible back into the U.S. assets which back the specific series of token provided the digital token holder is a Beneficial Owner of the common trust and has a legacy account to where the U.S. assets may be sent

Company Management and Advisors

Senior Management

The evolution from legacy assets and pipes to digital requires an in-depth understanding of financial products, market structure and technology. It is not enough just to marry technology and products. The Vermundi Team has the core skills to develop digital financial technology, help firms launch financial products and support those firms post-launch.

Gregory Shinnick (Chief Executive Officer, founder) - A US and international financial services industry veteran with more than 20+ years expertise in electronic trading systems, market making, and derivative products. While at Creditex (2001-2008), he was a leading member of the team that launched the first electronic marketplace for credit derivatives. Greg was the founder, owner and principal of a US broker dealer (Global Trading Offshore later Kelson) which he successfully sold in 2012. He is a founder of Blue Ocean Financial Technologies Pte. Ltd. in Singapore (BOFT). In December of 2016, he completed an asset sale/purchase transaction with t0 (‘tee zero’) forming Blue Ocean Technologies LLC (BOT). BOT is the technology, data and IP behind the first transparent, electronic market center for trading US-listed securities during non-US trading hours, creating new opportunities for investment firms, traders, and individual investors to manage risk and take advantage of opportunities outside of US regular trading hours. He is a managing member of BOT. He is a US Navy veteran and holds a BS (Political Science) from the United States Naval Academy and an MBA (Finance) from the University of Pittsburgh. He is a FINRA-registered principal holding Series 24 and 7 licenses.

Technology Advisory Team

Shawn Sloves (Chief Executive Officer and co-founder of Fundamental Interactions)- Shawn has over 20 years of experience in the financial services industry. He co-founded and was Head of Product & Strategy at Mantara Inc. In his five years at the firm he developed a suite of low latency trading and infrastructure products, widely deployed across firms and backed by over $40 million in invested venture capital. Prior to Mantara, as a senior executive at SunGard, he ran product management and development for their market making direct access platforms that were widely deployed across tier-one brokers - during that period, over 70% of over-the-counter (OTC) trading volume was executed thru their direct market access (DMA) systems. In addition, he was the product manager of BRUT, the electronic communications network (ECN), where he developed the listed trading capabilities of the ECN. Shawn also worked at Optimark Technologies, a pioneer in dark pools. He holds degrees from Ohio State University & the University of Massachusetts at Lowell and a graduate degree from Montclair State University.

Julian Jacobson (President and Chief Operating Officer of Fundamental Interactions) - He is a business partnerships and institutional sales professional with significant experience in financial technologies with large global prime brokers and global execution management systems. Julian has over 18 years of experience in the electronic trading industry and holds his MBA from the Kelley School of Business in Marketing & Finance and BA from the University of Colorado Boulder.

Kun Luo (Chief Technology Officer of Fundamental Interactions) – A seasoned engineering leader with specialties in alternative trading systems (ATS), algorithms, smart order routers, and sponsored access products. Kun has built and delivered order gateway and high-volume trading systems. He holds an MS in Electrical Engineering and Computer Information Sciences as well as a BS in Applied Physics.

Capital Markets Advisory Team

Peter Jardine - An international investment banker with almost 40 years of experience in financial global capital markets. Peter has listed more than 50 companies on 4 different exchanges; including IBM, Prudential, Sun International, Iscor and Tanzanian Breweries. He advised on the setting up of 3 African Stock Exchanges and has advised companies, governments, regulators and exchanges on 3 continents. He helped establish a boutique West African investment bank, Constant Capital Partners in 2009 before heading up Constant Capital South Africa. He established the first broker dealer and sponsor advisory firm in the Seychelles and listed the first four companies on the Seychelles Securities Exchange. Most recently, he was the CEO of Marco Polo Securities a US registered broker dealer that specialized in chaperoning foreign financial institutions promoting their products and services to US Institutional Investors. In 2001, he co-founded Marco Polo Network, ran the broker network and he was responsible for getting 200+ local brokers from 60 emerging markets on the network. He is a graduate of Stellenbosch University with a Bachelor of Arts and a Bachelor of Laws (BA) (LL.B.). He is a FINRA-registered principal holding Series 24, 7 and 63 licenses.

Brian Rathjen - A financial services industry veteran with more than 20+ years expertise in capital placement, fixed income sales and new brokerage development. Brian raised over USD $11 billion from the institutional marketplace while at Marwood Group (9 years) and Kelson Group (7 years, founding partner). He purchased his first brokerage, Kelson Capital (formerly Global Trading Offshore), in 2012. He is the Executive Manager and driving force behind the revitalization of Roberts & Ryan – one of the oldest service-disabled, veteran owned brokerages in the United States. In 2017, he put together the team, raised the capital and repositioned Roberts & Ryan to compete across several institutional products including debt capital markets, secondary trading of fixed income and equity securities and municipal finance. He is on the Board of Directors for Boulder Crest Retreat an organization dedicated to improving the health and wellness of combat veterans. He is a Trustee of the Athletic Scholarship Foundation for the United States Naval Academy. He is a US Navy veteran and holds a Bachelor of Science (Economics) from the United States Naval Academy. He is a FINRA registered principal holding Series 24, 7, 63, 66 and 3 licenses.

John Shinnick - A 25-year financial industry professional with extensive international experience. John is currently Senior Vice President Allied World Assurance, Hamilton Bermuda. He is an expert in using traditional and non-traditional reinsurance structures to manage natural hazard, systemic insurance exposures, syndicate risk and to preserve capital. He has developed and executed the strategy for company enterprise risk management. He has extensive experience with insurance linked securities (ILS), industry loss warranties and alternative capital providers. John is a proven and skilled negotiator actively managing an extensive network of long-standing, relationships with international financial institutions. He is a former US Marine Corps officer and a decorated naval aviator. He received his B.A. from the University of Pennsylvania and completed numerous courses of study at the College of Insurance, New York, New York including ARe 141 and 142.

Regulation

The Company has developed and expects to develop relationships with firms who are regulated by the financial industry regulators. The Company expects to provide technology to these firms in support of their business objectives. The Company is not an investment company. The Company is not a bank, a custodian, a depositary institution, a broker or a dealer. Firms will use the Company’s technology to generate the digital records of interest for the assets already under their control. The Company’s technology only supports the following asset classes:

1.	U.S. dollars
2.	U.S. government securities
3.	Registered U.S. securities

U.S. dollars (Federal Reserve Notes and direct obligations of the Federal Reserve Bank) and U.S. government securities are “EXEMPTED SECURITIES” as defined in Section 3(a)(2) of the Securities Act of 1933. Under the Investment Company Act of 1940 Section 3(c)(3), “any common trust fund” is an exception to the definition of an investment company. Section 3(a)(2) of the Securities Act of 1933 further delineates that “any interest or participation in any common trust fund or similar fund that is excluded from the definition of the term ‘‘investment company’’ under section 3(c)(3) of the Investment Company Act of 1940” are “EXEMPTED SECURITIES”. U.S. dollars, U.S. government securities and registered U.S. securities when placed in a common trust are “EXEMPTED SECURITIES” under Section 3(a)(2) of the Securities Act of 1933 and Section 3(c)(3) of the Investment Company Act of 1940.

Intellectual Property

We do not currently hold any patents. It is very difficult to obtain patent protection for financial software, financial technology and financial industry processes. We will evaluate opportunities for securing patent protection as they present themselves but, the Company does not believe it is likely that such patent protection will be granted. We do intend to trademark the Company name, product names and any logos we create.

Item 8. Description of Property

The Company does not own any real property such as land, buildings or physical plants. The Company has not entered into any lease agreement or any other major property encumbrance.

Item 9. Management’s Discussion and Analysis of Financial Condition

You should read the following discussion and analysis of our financial condition together with our financial statements and the related notes and other financial information included elsewhere in this Offering Circular You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual future results to differ materially from the results described in or implied by the statements contained in the following discussion and analysis.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). All references to “common shares” refer to the Common Shares of our authorized capital stock.

Operating Results

Vermundi Inc. is an emerging growth company with NO Operating History. The Company’s proposed operations are subject to all the business risks associated with early, growth stage companies. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the launch of a new business and the continued development of the business method. We may never operate profitably. To date, there has been no revenue and no significant expense related to the operations of the Company.

Liquidity and Capital Resources

The Company has limited capital resources. In January 2018, the Company received $48,000 in paid in capital to fund the Offering and support other general and administrative activities of the Company. The Company’s capital resources are in the form of cash (U.S. dollars) held in in a U.S. bank account that has FDIC insurance up to $250,000. In January 2018, the Company filed a Certificate of Amendment Certificate of Incorporation changing the Article thereof numbered “FOURTH:” so that as amended said Article shall be read as follows: “The amount of total authorized capital stock of the corporation shall be divided into 100,000,000 shares of common stock having a par value of $.0001 each.”. Therefore, the Company is offering, through this Offering Circular, 10,000,000 shares of Common Stock in the Company at $1 per share to investors to raise up to $10,000,000 in new capital. The expenses of this offering include the preparation of this Offering Circular, the filing of this Offering Circular and developing the business plan.

Plan of Operations

The Company has set a ‘minimum raise threshold’ amount of $500,000. This level of financing will allow the Company to continue executing its business plan with the firms with whom it is already engaged. Higher levels of funding will increase the scale at which the Company can engage new firms and the pace at which it can pursue its objectives. If we raise the ‘Maximum’ of $10,000,000, it is the opinion of the Company that the proceeds will satisfy the Company’s cash requirements for up to 24 months. Please refer to Table 4 (Item 6 Use of Proceeds), for the Company’s planned use of proceeds to be generated from this proposed offering.

Phase 1: March 2018 to September 2018 – Technology, Infrastructure, Management and Key Personnel

●	March 2018 - the Company licensed the private blockchain/distributed ledger technology stack (‘the Neutron Stack’) from Fundamental Interactions Inc. (FI)
●	April - August 2018 – continued and continuing the development of the Neutron Stack (now Vermundi Stack) in preparation for integration with the legacy accounting systems of the ‘first firms’
●	July 2018 – commenced evaluation of trust companies or similar types of institutions qualified to act as a custodian and/or a depositary institution
●	August 2018 – expect to commence the public offering of Vermundi Inc. Common Stock following qualification of the offering by the SEC
●	September 2018 – expect to commence integration of the Vermundi Stack with the common trust and a trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution
●	September 2018 – begin to expand the Board of Directors, the management team and hire key personnel
●	October 2018 – begin development of mobile applications (Android and iOS) which will increase the ease with which firms may use and further deploy the Company’s technology
●	October 2018 – commence integration of the Vermundi private blockchain with the public Ethereum blockchain

Phase 2: October 2018 to February 2019 – Marketing, Customer Acquisition and Product Distribution

●	November 2018 – complete integration of the Vermundi Stack with the trust company or a similar type of institution qualified to act as a custodian and/or a depositary institution and the common trust
●	December 2018 – complete development of mobile applications (Android and iOS)
●	December 2018 – complete integration of the Vermundi private blockchain/distributed ledger technology with the public Ethereum blockchain
●	January 2019 - commence marketing using social media outlets (Facebook, Instagram, Reddit, LinkedIn, Slack, Telegram, Twitter etc.), web advertising as well as information provided on the Company’s web site
●	February 2019 – review with ‘first firms’, new firms and regulators the process for using the Company’s technology to support the digitization of new asset classes

Item 10. Director and Executive Officer

The following table lists the current Director and CEO of the Company. Our plan is to expand the Board of Directors, add a full time Chief Technology Officer and a full time Chief Marketing Officer and other top-level positions that will help the Company grow.

Table 5

Director and CEO

Name [1]	Position	Age	Term of Office	Approximate Hours Per Week for Part-Time Employees
Gregory Shinnick	Director & CEO	54	Inception to Present	20

1 All addresses shall be considered 29 Court Drive, Shrewsbury, NJ 07702

Director

Gregory Shinnick is the sole member of the Board of Directors.

Chief Executive Officer

Gregory Shinnick is the Chief Executive Officer of the Company. As CEO, Gregory is responsible for representing the best interests of the Company and its shareholders. He is responsible for creating and implementing strategies to grow the business and brand by developing business relationships and alliances, pursuing corporate opportunities, as well as assisting with oversight and management of the day-to-day operations.

Gregory Shinnick. A US and international financial services industry veteran with more than 20+ years expertise in electronic trading systems, market making, and derivative products. While at Creditex (2001-2008), he was a leading member of the team that launched the first electronic marketplace for credit derivatives. In 2012, He co-founded and was CEO of Blue Ocean Company Brunei Pte. Ltd. and later positioned the company in Singapore (2015) and rebranded the company as Blue Ocean Financial Technologies Pte. Ltd. (BOFT). In December of 2016, as 1 of 2 Directors of BOFT, he completed an asset sale/purchase transaction with t0 (tee zero) forming Blue Ocean Technologies LLC (BOT), a New York State LLC. BOT is the first transparent, electronic market center for trading US-listed securities during non-US trading hours, creating new opportunities for investment firms, traders, and individual investors to manage risk and take advantage of opportunities outside of US regular trading hours. He is a managing member of BOT. He is a US Navy veteran and holds a BS in Political Science from the United States Naval Academy and an MBA in Finance from the University of Pittsburgh. He is a FINRA-registered principal holding Series 24 and 7 licenses.

Item 11. Compensation of the Director and Chief Executive Officer

Table 6

Compensation of Director

For Fiscal Year Ended 31 December 2017

Name [1]	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Gregory Shinnick	Director	0	0	0

1 All addresses shall be considered 29 Court Drive, Shrewsbury, NJ 07702

Table 7

Compensation of Chief Executive Officer

For Fiscal Year Ended 31 December 2017

Name [1]	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Gregory Shinnick	CEO	0	0	0

1 All addresses shall be considered 29 Court Drive, Shrewsbury, NJ 07702

Item 12. Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our Common Stock as of (date TBD).

Table 8

Security Ownership of Management and Certain Securityholders

Title of class	Name of beneficial owner (1)	Amount and nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of Common Stock (3)
Common Stock	The Director and CEO (1 person)	69,250,000 (4)	0	76.94%
Common Stock	SS Verona LLC	66,250,000	0	73.61%

(1) The address for those listed is 29 Court Drive, Shrewsbury, NJ 07702.

(2) Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3) Based on 90,000,000 shares issued prior to the qualification of this offering.

(4) Includes 66,250,000 shares owned by SS Verona LLC of which Mr. Gregory Shinnick is the majority member.

Item 13. Interest of Management and Others in Certain Transactions

From the Company’s inception to date, there have not been any transactions, or any currently proposed transactions, to which the Company was, or is to be a participant and involved and benefited:

1.	any director or executive officer of the issuer;

2.	any nominee for election as a director;

3.	any securityholder named in Item 12 Security Ownership of Management and Certain Securityholders;

4.	any family member of the issuer.

Item 14. Securities Being Offered

The Company is offering 10,000,000 (TEN MILLION) shares of the Company’s Common Stock (shares) at $1 per share (par value $.0001). The Common Stock has no classification - all are of the same class.

Description of the Company’s Common Stock

i.	Dividend rights: there are no planned dividend rights. The Board of Directors may declare and pay dividends upon the outstanding shares of the corporation from time to time and to such extent as they deem advisable, in the manner and upon the terms and conditions provided by statute and the Certificate of Incorporation.

ii.	Voting rights: the shares carry one vote per share.

iii.	Liquidation rights: the shares have no special liquidation rights.

iv.	Preemptive rights: the shares have no preemptive rights.

v.	Conversion rights: the shares have no conversion rights.

vi.	Redemption provisions: the shares have no redemption provisions.

vii.	Sinking fund provisions: there are no sinking fund provisions for the shares.

viii.	Liability to further calls or to assessment by the issuer: the shares have no liability to further calls or to assessment by the issuer.

ix.	Any classification of the Board of Directors and the impact of classification where cumulative voting is permitted or required: the Common Shares do not have any classification of the Board of Directors.

x.	Restrictions on alienability of the securities being offered: the Common Shares have no restrictions in place on alienability.

xi.	Any provision discriminating against any existing or prospective holder of such securities because of such securityholder owning a substantial amount of securities: the Common Shares have no provisions discriminating against any existing or prospective securityholder because of such securityholder owning a substantial amount of securities.

xii.	Any rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class: the Common Shares do not have any rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding voting as a class.

Financial Statements

PKF O’Connor Davies audited the Company’s financial statements. Management has concluded the Audited Financial Statements are non-misleading.

Independent Auditors’ Report

To the Stockholders

Vermundi Inc.

We have audited the accompanying financial statements of Vermundi Inc. which comprise the balance sheet as of December 31, 2017 and the related statement of operations and cash flows for the period from November 27, 2017(inception) to December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of

America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vermundi, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the period from November 27, 2017 (inception) to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that Vermundi Inc. (the “Company”) will continue as a going concern. As described in Notes 1 and 8 to the financial statements, the Company has not generated revenues since inception and has limited liquidity as of December 31, 2017. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ PKF O’Connor Davies, LLP

New York, NY

February 1, 2018

Vermundi Inc.

BALANCE SHEET

AS OF December 31, 2017

Total
ASSETS	0.00
TOTAL ASSETS	0.00
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities
Current Accounts Payable	400.00
Total Other Current Liabilities	$400.00
Total Current Liabilities	$400.00
Total Liabilities	$400.00
Equity
Common Stock (authorized shares 10,000,000, par value $.0001, no shares issued and outstanding)
Paid in Capital	179.00
Total Equity	$179.00
Retained Earnings
Net Income	-579.00
Total Equity	$-400.00
TOTAL LIABILITIES AND EQUITY	$0.00

Vermundi Inc.

STATEMENT OF OPERATIONS

FOR THE PERIOD NOVEMBER 27, 2017 (INCEPTION) TO DECEMBER 31, 2017

Total
Income
Total Income
GROSS PROFIT	$0.00
Expenses
Franchise Tax	$400.00
Legal & Professional Services	$179.00
Total Expenses	$579.00
NET OPERATING INCOME	$ -579.00
NET INCOME	$ -579.00

Vermundi Inc.

STATEMENT OF CASH FLOWS

FOR THE PERIOD NOVEMBER 27, 2017 (INCEPTION)TO DECEMBER 31, 2017

Total
OPERATING ACTIVITIES Net Income	-579.00
Adjustments to reconcile Net Income to Net Cash used by operations: Current Accounts Payable	400.00
Total Adjustments to reconcile Net Income to Net Cash used by operations:	400.00
Net cash used by operating activities	$ -179.00
FINANCING ACTIVITIES
Equity: Paid in Capital	179.00
Net cash provided by financing activities	$179.00
NET CASH INCREASE FOR THE PERIOD	$0.00
NET CASH AT THE END OF THE PERIOD	$0.00

Notes to Financial Statements

December 31, 2017

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRINCIPALS

A summary of significant accounting policies and principals applied in the presentation follows:

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

As of December 31, 2017, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Management’s Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Income Taxes

The Company will account for income taxes in accordance with FASB ASC 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized. The Company has adopted the provisions of FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company has not, to date, generated any revenues. The Company plans to recognize revenue in accordance with the following four criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Net Loss Per Share, basic and diluted

Basic loss per share will be computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon the exercise of warrants (none issued to date) will be excluded as a common stock equivalent in the diluted loss per share if their effect is anti-dilutive.

Fair Value of Financial Instruments

At December 31, 2017, the Company has no financial instruments.

Stock Based Compensation

The Company will follow Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

The Company does not have any issued or outstanding stock options.

Impact of New Accounting Standards

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s financial statements.

Note 2 – NATURE OF OPERATIONS

Vermundi Inc. was incorporated November 27, 2017 under the laws of the State of Delaware. The Company’s core business is the development of private blockchain/distributed ledger technology for integration with the legacy accounting systems of financial and non-financial businesses, entities and organizations (collectively ‘firms’). The Company’s year-end is December 31.

NOTE 3 – CAPITAL STRUCTURE

At December 31, 2017 the Company was authorized to issue 10,000,000 (TEN MILLION) shares of Common Stock with a par value of $.0001 per share.

Stock options, warrants and other rights

The Company has not adopted any employee stock option plans but may institute such plans in the future.

NOTE 4 - RELATED PARTY TRANSACTIONS

The interim office space used by the Company was arranged by the founder of the Company at no charge.

NOTE 5 – INCOME TAXES

The Company was not operational during 2017 and did not incur any income tax liability. The Company did incur a Delaware Franchise Tax of $400 for fiscal year 2017.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is not aware of any legal proceedings against the Company or its founders that we believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were available to be issued. Based on this evaluation, no additional material events, except for those noted below, were identified which require adjustment or disclosure in the financial statements.

Anticipated Regulation A Tier 2 Offering

The Company is offering securities through a Regulation A Offering (Tier 2) of up to $10 million. Prior to the sale of any securities, the Offering must be qualified by the US Securities and Exchange Commission. That process is uncertain and make take an extended period of time.

Paid in capital

In January 2018, the Company received $48,000 in paid in capital to fund the Offering and support other general and administrative activities of the Company.

Certificate of Amendment Certificate of Incorporation

In January 2018, the Company filed a Certificate of Amendment Certificate of Incorporation changing the Article thereof numbered “FOURTH:” so that as amended said Article shall be read as follows:

“The amount of total authorized capital stock of the corporation shall be divided into 100,000,000 shares of common stock having a par value of $.0001 each.”

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company was incorporated in November 2017 and has not commenced revenue producing operations as of December 31, 2017. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 7) and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

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PART III-EXHIBITS

Item 16. Index to Exhibits

Item 17. Exhibit Description

Table 9

Exhibits and Description

Exhibit No. (Item 16)	Exhibit Description (Item 17)
2.1	Certificate of Incorporation of Vermundi Inc.
2.2	BY-LAWS OF Vermundi Inc. A DELAWARE CORPORATION
2.3	Certificate of Amendment Certificate of Incorporation
4.1	Vermundi Inc. Subscription Agreement
6.1	Vermundi Inc. Fundamental Interactions Inc. Neutron Licensing Agreement
11.1	Consent Letter – PKF O’Connor Davies

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in Shrewsbury, New Jersey, July 10, 2018.

Vermundi Inc.

By: /s/ Gregory Shinnick

Gregory Shinnick, Director

July 10, 2018